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Exhibit 5.1

                       OPINION OF PETREE STOCKTON, L.L.P.


                                January 31, 1994


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re: Ingles Markets, Incorporated

Ladies and Gentlemen:

We have acted as special North Carolina counsel to Ingles Markets, Incorporated ("INGLES"), a North Carolina corporation in connection with the filing by Ingles of a Form S-8 Registration Statement (the "REGISTRATION STATEMENT") with respect to the registration of Two Million Two Hundred Fifty-Two Thousand Seven Hundred (2,252,700) shares of Ingles's Class A Common Stock, par value $.05 per share (the "CLASS A COMMON STOCK").

In the capacity described above, we have examined originals or copies, certified or otherwise identified to our satisfaction, of records and documents of Ingles, certificates or statements, or both, of officers and other representatives of Ingles, and certificates or statements, or both, of public officials, and have considered such other matters of law and fact as we have deemed appropriate as a basis for the opinions hereinafter set forth, including, without limitation, certified copies of the Articles of Incorporation (the "ARTICLES") of Ingles and all amendments thereto provided to us by the Secretary of State of the State of North Carolina.

The opinions set forth in the opinion letter are limited to laws of the State of North Carolina. On the basis of the foregoing, we are of the opinion that:

1. Ingles is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina.

2.       Pursuant to the Articles, one share of Class B Common
         Stock, par value $.05 per share (the "CLASS B COMMON STOCK") will convert, at the option of the holder thereof, into one share of Class A Common Stock. Further, pursuant to the Articles, Ingles has agreed to reserve duly authorized shares of Class A Common Stock for issuance upon the conversion of shares of Class B Common Stock. We are informed that the 2,252,700 shares (the "CLASS B SHARES") of Class B Common Stock held by the Ingles Markets Incorporated Investment/Profit Sharing Plan (the "PLAN") will be converted upon the Plan's exercise of its option to convert the Class B Shares in connection with its adoption of a 401(k) feature which is to be effective February 2, 1994. Each of the 2,252,700 shares of Class A Common Stock, when issued upon the conversion of the Class B Shares, will be validly issued, fully paid and nonassessable.

This opinion letter speaks as of the date of its delivery, and we have no obligation to advise you or anyone else of any matter of fact or law thereafter occurring, whether or not brought to our attention, even though that matter affects any analysis or conclusion in the opinion letter.

The opinions set forth in this opinion letter are provided to the addressee hereof for its exclusive use in connection with the filing of the Registration Statement and may be relied upon only by the addressee hereof in connection





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therewith, may not be relied upon by such addressee for any other purpose or by third parties for any purpose whatsoever and may not be quoted, published or otherwise disseminated without our prior written consent. However, we consent to the incorporation by reference of this opinion letter in the Registration Statement on Form S-8 and related Prospectus pertaining to the Plan and to the reference to this firm under the heading "Interests of Named Experts and Counsel" in such Registration Statement.

                                                         Very truly yours,

                                                         PETREE STOCKTON, L.L.P.